UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2010

Tamalpais Bancorp
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 151627
San Rafael, California 94915-1627
 (Address of principal executive offices including Zip Code)

(415) 787-2262
(Registrant’s telephone number, including area code)

630 Las Gallinas Avenue
San Rafael, California 94903
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 – Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, on April 16, 2010, Tamalpais Bank (the “Bank”), the wholly-owned banking subsidiary of Tamalpais Bancorp (the “Registrant”) and its principal asset, was closed by the California Department of Financial Institutions, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank.

The appointment of the FDIC as a receiver for the Bank would be deemed to be an event of default under the terms of each of the Floating Rate Junior Subordinated Deferrable Interest Debentures dated June 29, 2006, and July 25, 2007, respectively (the “Indentures”) between the Registrant and Wilmington Trust Company, as Trustee, governing trust preferred securities issued by the Registrant’s unconsolidated Delaware statutory trusts dated as of such dates: San Rafael Capital Trust II and San Rafael Trust Capital Trust III (collectively the “Trusts”). Subject to certain notice and waiting requirements set forth in each Trust, upon the occurrence of this event of default (or other events of default), the trustee or holders of not less than 25% in principal of the outstanding unsecured subordinated notes of each Trust or holders of not less than 25% of the liquidation amount of trust preferred securities may declare the entire principal, premium and any accrued unpaid interest of said notes immediately due and payable. In each case, the trust preferred securities are guaranteed by the Registrant on a subordinated basis pursuant to a Guarantee Agreement, dated as of June 29, 2006, and July 25, 2007, respectively, between Registrant, as Guarantor, and Wilmington Trust Company, as Guarantor Trustee.

The Indenture, the Trust and the Guarantee Agreement for the San Rafael Capital Trust II were filed as exhibits to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2006, and for the San Rafael Capital Trust III as exhibits to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2007.

The appointment of the FDIC as receiver of the Bank also constitutes an event of default under the Registrant’s two business loan agreements with Pacific Coast Bankers Bank (“PCBB”): a $5 million credit facility dated March 28, 2008, and a $1 million credit facility dated June 26, 2008. Under the terms of the business loan agreements, an event of default will, at the option of PCBB, cause all indebtedness to become immediately due and payable without notice to the Registrant.

The business loan agreement and related promissory notes with PCBB dated as of March 28, 2008, were filed as an exhibit to the Registrant’s quarterly report on Form 10-Q for the period ended March 31, 2008. The business loan agreement and related promissory notes with PCBB, dated as of June 26, 2008, were filed as an exhibit to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2008.

Item 3.01 Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 19, 2010, the Registrant received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that the Registrant’s shares will be delisted from Nasdaq as a result of the recent, previously announced closure of the Registrant’s wholly-owned subsidiary and principal asset, the Bank, by the California Department of Financial Institutions, and the appointment of the FDIC as receiver of the Bank.

The Registrant does not intend to appeal Nasdaq’s decisions to delist the Registrant’s common stock. Therefore, trading in the Registrant’s common stock will be suspended at the opening of business on April 28, 2010 and a Form 25-NSE will be filed by Nasdaq with the Securities and Exchange Commission, which will remove the Registrant’s securities from listing and registration on Nasdaq. In addition, trading in the Registrant’s common stock has been halted by Nasdaq starting on Monday, April 19, 2010 and will remain so up to the suspension date.

A copy of the Registrant’s press release regarding the foregoing events is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01 – Other Events.

The Registrant’s shares of the Bank were its principal asset. The Registrant does not expect to receive anything from FDIC or the purchaser of the Bank, for the Registrant’s interest in the Bank. Accordingly, as a result of the Registrant’s current financial condition, the board of directors of the Registrant is evaluating the Registrant’s options for winding down the affairs of the Registrant. The alternatives under consideration include the dissolution and winding up of the Registrant by its board of directors, or filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code.

A copy of the Registrant’s Letter to Shareholders regarding the foregoing event, which was posted on its website, www.tambancorp.com, is filed as Exhibit 99.2 to this current report on Form 8-K.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated April 21, 2010
99.2	Letter to Shareholders posted to the Tamalpais Bancorp Website

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: April 22, 2010	By:	/s/ Mark Garwood
Mark Garwood
Chief Executive Officer